Exhibit 99.02

Earnings Release Script

October 23, 2003

5:00 p.m. EST

John Riley:

Good afternoon, I’m John Riley, Director of Investor Relations for GRIC Communications.  This afternoon we will discuss financial results for the third quarter of 2003.  Playback of this call will be available at 1-800-695-1564, through October 27, 2003.  This conference call is being webcast live today and is available on the Investor Relations page of the GRIC Communication website.  It will be available for replay until December 1, 2003. Also, on the call for GRIC Communications are Bharat Davé, GRIC’s President and CEO and Kim Silverman, our Vice President and Chief Financial Officer.  Bharat will discuss overall company highlights and Kim will summarize our financial results.  We will then take questions.

This call will include “forward-looking” statements, including projections about our business, that involve risks and uncertainties. These forward-looking statements are based on information available to us at the time of this call and we assume no obligation to update any such forward-looking statements.  The statements in this call are not guarantees of future performance. Factors that could cause such statements to be inaccurate, or that could cause the anticipated benefits and synergies of the GRIC-Axcelerant merger not to be realized, include:  the possibility that the acquisition will not be completed, or that prior to the closing the businesses of the companies will suffer due to uncertainty about the acquisition; the failure of revenue or cost synergies related to the merger to materialize (for example due to difficulties in the integration of the two companies and their personnel, products and services that may result in loss of customer traction, customer cancellations or increased integration costs); the possibility that the market for the offerings of the combined company will not develop as rapidly as anticipated or in the direction anticipated, or that product or service launches will be delayed; or factors that could impact GRIC’s separate operations, including the risk factors listed from time to time in our most recent reports on Form 10-K and Form 10-Q on file with the SEC and available through www.sec.gov.

At this time I would like to turn the call over to Bharat.

Bharat

Thank you John.

Good afternoon, and thank you for joining GRIC Communications today for our quarterly conference call.

The third quarter was a tremendously important one for GRIC Communications. It was one in which we achieved financial success, accelerated our penetration of the enterprise market, laid the groundwork for a more robust market offering, and continued to extend our leadership in the emerging Wi-Fi market.

First, let me talk about the financial news.  I’m happy to be able to report that GRIC reached profitability in the third quarter of this year  — achieving net earnings of $178,000 or one cent per share. That’s a significant improvement over the two cent per share loss we reported in both the second quarter of 2003 and the third quarter of 2002.  Kim will cover more financial details shortly.

On the business side, this was an exceptional quarter for us because we experienced a dramatic acceleration in the pace of customer acquisition. In the first half of the year, we added a total of 40 enterprise customers and VARs.  In the third quarter alone we signed 30 enterprise customers and VARs. That included such well-known enterprises as Merrill Lynch, KLA-Tencor, and Global Marine. The new VARs included Allstream (formerly AT&T Canada) and ActivAustralia.

Since we launched GRIC MobileOffice a year ago we have added 80 new enterprise customers and more than 30 new VARs worldwide. Direct enterprise and VAR revenues now make up more than 25 percent of GRIC’s overall revenue mix.

We expect that percentage to increase significantly as time goes on, particularly once the customers we have signed this year fully implement the GRIC solution.

As you may know, even though we can, and often do, implement customers in 90 days or less, it can sometimes take many months for our large, multinational customers to roll out the new GRIC solution to all of their geographically-dispersed mobile users. This is especially true when the GRIC solution is displacing another vendor’s service, as is often the case. As a result, despite the progress we are making this year to sign new customers, much of the revenue value associated with these customer wins will be reflected in our 2004 results.

In prior quarters, we reported that GRIC was focusing more resources on sales and marketing. In the third quarter of 2003, the investment in this key area continued, at a higher rate.  We increased spending on sales and marketing by approximately half a million dollars over the second quarter. Most of that increase was for new marketing programs. Through this investment, we are waging an aggressive marketing campaign on many fronts to increase our brand awareness and drive sales leads.

But probably the key development in the third quarter was our decision to acquire Axcelerant, Inc., a leading provider of broadband VPN services for Fortune 1000 companies.  Axcelerant makes it possible for teleworkers and branch offices to connect securely back to the corporate network via such broadband technologies as DSL and cable.

Not only does Axcelerant’s product offering perfectly complement our leading GRIC MobileOffice solution, Axcelerant’s structure and corporate culture also perfectly complement our own. We are both focused, young, entrepreneurial companies who have used the aggregation model as the foundation of our business. While we have relationships with more than 300 service providers worldwide, Axcelerant has relationships with about 100 broadband service providers in North America. This powerful combination will provide us with the unique capability to offer secure, remote connectivity in virtually all of the U.S. and Canada.

Moreover, Axcelerant will bring to us strong existing relationships with many customers, including such household names as Bristol-Myers Squibb, Schering Plough, Philip Morris and Charles Schwab.  Understandably, we are very excited about the synergistic opportunities that we expect to arise from this combination.

The Axcelerant acquisition will enable us to significantly enhance our product offering and resolve a broader set of issues that face IT managers today. With Axcelerant’s resources, experience, and expertise, the new GRIC will be able to bring to the market a robust solution for managing secure remote access for all employees outside the corporate firewall. That includes mobile workers, teleworkers, and branch office employees.

I don’t know of any other company that can stand by that statement today. Even global carriers and service providers are often unable to satisfy the needs of a large enterprise seeking a single provider capable of delivering an integrated access solution for its geographically-dispersed mobile workers, teleworkers and branch office employees.  Frequently, geographic service areas are isolated islands and access choices are limited.   We believe that the GRIC solution provides a compelling alternative that addresses these enterprise customer needs.

We expect to finalize the acquisition of Axcelerant sometime this quarter. But we’re not waiting for that event to begin taking advantage of this new relationship. We have signed a mutual reseller agreement that allows Axcelerant to resell GRIC services and GRIC to resell Axcelerant services. Sales representatives from both companies have made a number of joint calls on customers.  We recently announced the signing of a long time Axcelerant customer — Mindspeed Technologies — to a contract for GRIC services and we are in active discussions with a number of other GRIC and Axcelerant customers who have expressed excitement about our vision.

I can tell you from personal experience that the GRIC value proposition resonates strongly with virtually all of our customers. IT leaders in major enterprises today face a monumental challenge. On the one hand, there is an ever-growing need to provide access to workers who must connect to the corporate network from some location outside the corporate firewall. This includes teleworkers and branch office employees, who may never come into the corporate office, as well as mobile workers who travel extensively or just need to work from home occasionally.

On the other hand, security of corporate data, or indeed the network itself, is much more difficult to maintain in such an environment. The job is made even more complex when the IT manager has to deal with multiple vendors, each with different reporting, billing and management policies and tools.

Now IT managers have a choice.  They can choose simplicity and accountability. For the first time they can get all the services they need to manage their remote and mobile workers from a single vendor.  And GRIC is the vendor that offers industry-leading reporting and management tools, making their lives even easier. For the hard-pressed IT manager this adds up to a significant reduction in complexity. Now the IT manager can provide remote workers with a single user interface, manage them with a single set of management and reporting tools, and settle each month with a single bill from a single vendor.  This is the power behind the GRIC solution!  And we believe that no one else can deliver this today!

The Wi-Fi market continues to be the focus of a great deal of media and industry attention and GRIC remains a leader in this market. Our broadband network now encompasses 20 countries and more than 3,000 access locations, many of them in locations frequented by business travelers — airports, rail stations, hotels, and convention centers. As we implement agreements we have recently signed with wireless service providers all over the world, those numbers will increase to 32 countries and well over 4,000 access locations.   By offering locations in leading business travel destinations, we are making access available precisely where users need it most in order to connect securely and easily to their home networks.

As evidence of GRIC’s progress in this area, earlier today we announced the signing of agreements with these European providers that will allow us to add thousands of Wi-Fi access locations in multiple countries over the next twelve months.

To sum up: This past quarter has been the most exciting one in an already exciting year.

We have:

•                                          Positioned ourselves to acquire Axcelerant, which will enable GRIC to further solidify its industry leadership in solving a broader set of enterprise customer challenges outside of the corporate firewall

•                                          Launched ourselves aggressively into the marketplace with a major new marketing campaign

•                                          Continued to build our leadership position in Wi-Fi

•                                          Improved our cash position and

•                                          Recorded a profit

As we move into the final quarter of 2003, we are more confident than ever that the course we are following is the right one. We have the right solution for the market at the right time and the right team to deliver it.   We are determined to succeed.  I look forward to sharing our progress with you.

Now I’d like to turn the call over to Kim Silverman, our CFO.

Kim Silverman

Thank you Bharat.

Good afternoon – I am very pleased to be taking you through our results today.  First, I would like to take you through the highlights of the operating statement.

Revenue:

In the face of continuing softness in the economy, especially in the business travel market, we still grew the top line to $10.7 million—an 8 1/2 percent increase over the second quarter and a 12 percent increase over the same quarter a year ago.  In Q3 of 2003, combined revenue from both our enterprise customers and VAR channel partners accounted for over 25% of total revenue.  We clearly are seeing a shift in the revenue mix from our ISP and Telco customers to our enterprise and VAR customers.   This shift is the result of our strong focus over the past 12 months on directly acquiring enterprise customers, as Bharat pointed out earlier.

Gross Margins

I am happy to note that GRIC’s overall gross margins remained strong, ending at 61% in the third quarter, compared with 55% in Q2 of 2003 and 55% in Q3 of 2002.  Historically, gross margins have been solid.  Currently, they reflect the change in revenue mix that I mentioned earlier.

Operating Expenses:

Total operating expenses were $6.4 million for the third quarter, representing an 8% increase over the $5.9 million spent in each of Q2 of 2003 and Q3 of 2002.  The primary reason for the increase in our operating expenses from the same quarter a year ago was sales headcount; while the primary reason for the sequential quarterly increase was our additional investment in marketing programs and headcount.  As Bharat mentioned, last quarter we initiated a new marketing campaign.

Net Income

GRIC reached profitability in the third quarter of 2003, an achievement that Bharat highlighted earlier.  Net income was $178,000 or $0.01 per share compared to a net loss of $376,000 in Q2 of 2003 and a net loss of $315,000 in Q3 of 2002. Overall, you can see this has been a very positive quarter for GRIC.

Now I will move to the Balance Sheet:

For quite some time we have had a very strong balance sheet and this quarter is no exception.

In summary:

•                       Cash and short-term investments grew to $23.4 million at the end of the third quarter which was up from $22.7 million at the end of the previous quarter

•                       We have shown increases in cash and short-term investments three out of the last four quarters

•                       Our DSO remains strong, coming in at 45 days in Q3 of 2003, which has been in the range traditionally experienced by GRIC over the past 2 years

•                       Our capital expenditures continue to be low.  In fact, we incurred less than $125,000 in capital expenditures in Q3.  This achievement continues to reflect our ability to leverage the network of our customers and partners and avoid major capital investments

•                       Finally, we continue to have no debt

Looking ahead, we expect to conclude the acquisition of Axcelerant during the fourth quarter.  Accordingly, our business outlook for the fourth quarter reflects the combined financial projections of GRIC and Axcelerant and assumes consummation of the acquisition by December 1, 2003.

Combined revenue for Q4 of 2003 is projected to be in the range of $11.8 million to $12.2 million. We expect combined margins to be in the range of 56% to 58% percent during the fourth quarter of 2003. Total operating expenses are projected to be in the range of $7.2 to $7.5 million for the fourth quarter of 2003.

 I am now going to turn things back to John for additional comments.

John Riley

Additional Comments

The following statements are based on current expectations and information available to us as of October 23, 2003; we do not undertake a duty to update them. This statement assumes the consummation of our planned acquisition of Axcelerant, Inc. effective December 1, 2003.  Our ability to project future results is inherently uncertain. These statements are “forward-looking” and actual results may differ materially as a result of risks outlined below.

At this time I will summarize the Q4 2003 guidance that Kim has provided to you for GRIC Communications

•                       GRIC expects revenue in the range of $11.8 to $12.2 million for the fourth quarter of 2003

•                       GRIC expect overall gross margins in the range of 56 to 58 percent for the fourth quarter of 2003

•                       GRIC expects to see operating expense levels (Network & Operations, R&D and SG&A) in the range of $7.2 to $7.5 million in the fourth quarter of 2003

Pause

Finally, let me take a moment to reiterate our Outlook publication procedures.

GRIC will keep its earnings release and Outlook publicly available on its Web site (www.gric.com). Prior to the start of the Quiet Period (which I will describe in a minute), the public can continue to rely on the Outlook on the Web site as still being GRIC’s current expectations on matters covered, unless GRIC publishes a notice stating otherwise.

Towards the end of each fiscal quarter, GRIC will observe a “Quiet Period” when it no longer publishes or updates information about GRIC’s current expectations. During the Quiet Period GRIC representatives will not comment concerning outlook or GRIC’s financial results or expectations. The Quiet Period will extend until the day when GRIC’s next quarterly earnings release is published. For the third quarter, the Quiet Period will be December 15, 2003 through January 29, 2004.

Operator, at this time we would like to entertain questions.

Pause

At this time we would like to thank you for participating on today’s conference call.  We look forward to communicating GRIC’s progress with you in the future.